Exhibit 99.1

HFF, Inc. reports fourth quarter and full year 2018 financial and transaction production results

DALLAS, TX – February 21, 2019—HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the fourth quarter of 2018. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Fourth Quarter 2018 Highlights

•	Revenue was $215.3 million, a 16.2% increase year-over-year.

•	Net income was $45.0 million, a 31.3% increase as compared to $34.2 million in the prior year period.

•	Net income per diluted share grew 30.6% to $1.11, as compared to $0.85 in the prior year period.

•	Adjusted EBITDA improved 8.5% to $64.6 million versus $59.5 million in the prior year period.

Full Year 2018 Highlights

•	Revenue was $662.0 million, an 8.6% increase year-over-year.

•	Net income was $116.0 million, a 22.1% increase as compared to $95.0 million in the prior year period.

•	Net income per diluted share increased 20.5% to $2.88, as compared to $2.39 during the prior year period.

•	Adjusted EBITDA improved 3.3% to $168.9 million compared to $163.5 million in the prior year.

“We are pleased with the Company’s fourth quarter 2018 results which were driven by increased volumes in our debt and investment advisory business platforms. We remain confident in the industry’s fundamental drivers and HFF’s market position, as we look beyond our fourth quarter results. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

HFF reports fourth quarter 2018 financial results

Based on the Company’s performance in 2018 and considerable liquidity position, the board of directors declared a special cash dividend on January 31, 2019 of $1.75 per share, or approximately $68.7 million. Since 2012, the Company has returned approximately $457.2 million, or $12.02 per share, to shareholders in the form of special cash dividends.

Results for the Fourth Quarter Ended December 31, 2018

The Company’s revenues grew 16.2% to $215.3 million for the fourth quarter of 2018, which represents an increase of $30.0 million compared to the fourth quarter of 2017. The Company generated operating income of $44.5 million during the fourth quarter of 2018, an increase of $4.0 million, or 9.9% when compared to the fourth quarter of 2017. This increase in operating income is primarily due to the 16.2% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 92 associates during the last twelve months, (ii) increased interest on warehouse line of credit, (iii) increased amortization of intangible assets (iv) an increase in non-cash stock compensation and (v) increases in other operating expenses due to the growth in transactional activity.

Interest and other income, net, was $18.8 million in the fourth quarter of 2018, compared to $21.2 million in the fourth quarter of 2017. This decrease is primarily a result of a decrease in Freddie Mac securitization compensation and other agency related income which was partially offset by increased interest and other related income.

The Company reported net income for the quarter ended December 31, 2018 of $45.0 million, an increase of approximately $10.7 million, or 31.3%, when compared to net income of $34.2 million for the quarter ended December 31, 2017. For the quarter ended December 31, 2018, net income per diluted share increased 30.6% to $1.11 compared to $0.85 for the fourth quarter of 2017.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2018 grew 8.5% to $64.6 million, compared to $59.5 million in the fourth quarter of 2017. The Adjusted EBITDA margin for the fourth quarter of 2018 was 30.0%, a 210 basis point decrease compared to the Adjusted EBITDA margin of 32.1% in the fourth quarter of 2017.

HFF reports fourth quarter 2018 financial results

Results for the Full Year of 2018

The Company reported revenues of $662.0 million for the year ended December 31, 2018, which represents an increase of $52.6 million, or 8.6% compared to revenues of $609.5 million in 2017. The Company generated operating income of $94.7 million during 2018, a decrease of $10.6 million, or 10.1% when compared to operating income of $105.3 million for 2017. This decrease in operating income is primarily due to (i) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 92 associates during the last twelve months, (ii) an increase in interest on warehouse line of credit, (iii) an increase in amortization of intangible assets, (iv) an increase in non-cash stock compensation, (v) the expense associated with the non-recurring payment related to an additional compensation award as approved by the Compensation Committee of the Board of Directors of the Company in the first quarter of 2018 and (vi) increases in other operating expenses due to the growth in transactional activity. These cost increases were partially offset by the 8.6% increase in revenue.

Interest and other income, net, totaled $60.0 million for the year ended December 31, 2018 compared to $57.2 million for the year ended December 31, 2017. This 4.9% increase is primarily a result of increases from interest and other related income and mortgage servicing rights income which were partially offset by decreases in securitization compensation and other agency related income.

The Company reported net income for the year ended December 31, 2018 of $116.0 million, an increase of approximately $21.0 million, or 22.1%, when compared to net income of $95.0 million for the year ended December 31, 2017. For the year ended December 31, 2018, net income per diluted share was $2.88, or a 20.5% increase when compared to $2.39 for the year ended December 31, 2017.

Adjusted EBITDA for the year ended December 31, 2018 was $168.9 million, which represents an increase of $5.5 million, or 3.3%, when compared to $163.5 million in the comparable period in 2017. The Adjusted EBITDA margin for the year ended December 31, 2018 was 25.5%, a 130 basis point decrease, compared to an Adjusted EBITDA margin of 26.8% in the comparable period in 2017.

HFF reports fourth quarter 2018 financial results

HFF, Inc.

Condensed Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
	2018	2017	2018	2017
Revenue	$215,299	$185,286	$662,042	$609,478
Operating expenses:
Cost of services	111,237	98,767	366,185	342,208
Operating, administrative and other	53,530	41,259	177,190	144,941
Depreciation and amortization	6,007	4,739	23,933	17,001

Total expenses	170,774	144,765	567,308	504,150
Operating income	44,525	40,521	94,734	105,328
Interest and other income, net	18,811	21,164	60,030	57,209
Interest expense	(3)	(4)	(15)	(21)
(Increase) decrease in payable under the tax receivable agreement	—	38,733	(1,226)	39,212

Income before income taxes	63,333	100,414	153,523	201,728
Income tax expense	18,369	66,175	37,535	106,768

Net income	$44,964	$34,239	$115,988	$94,960

Earnings per share - basic	$1.15	$0.88	$2.96	$2.46
Earnings per share - diluted	$1.11	$0.85	$2.88	$2.39
Weighted average shares outstanding - basic	39,263,714	38,706,918	39,205,214	38,662,118
Weighted average shares outstanding - diluted	40,488,310	40,144,642	40,276,729	39,673,152
Adjusted EBITDA	$64,583	$59,534	$168,939	$163,468

HFF reports fourth quarter 2018 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended December 31,
	2018		2017		Change
By Platform	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$18,279,364	470	$16,666,187	401	$1,613,177	9.7%	69	17.2%
Investment Advisory	12,662,234	233	10,263,938	222	2,398,296	23.4%	11	5.0%
Equity Placement	2,220,216	71	3,691,197	40	(1,470,981)	-39.9%	31	77.5%
Loan Sales	171,793	22	415,029	17	(243,236)	-58.6%	5	29.4%

Total Transaction Volume	$33,333,607	796	$31,036,351	680	$2,297,256	7.4%	116	17.1%

Average Transaction Size	$41,876		$45,642		$(3,765)	-8.2%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$81,165,871	3,368	$69,822,689	3,066	$11,343,182	16.2%	302	9.8%

Production volumes for the fourth quarter of 2018 totaled approximately $33.3 billion on 796 transactions representing a 7.4% increase in production volume and a 17.1% increase in the number of transactions when compared to the production volumes of approximately $31.0 billion on 680 transactions for the fourth quarter of 2017. The average transaction size for the fourth quarter of 2018 was $41.9 million, which is approximately 8.2% lower than the comparable figure of approximately $45.6 million for the fourth quarter of 2017.

•	Debt Placement production volume was approximately $18.3 billion in the fourth quarter of 2018, representing an increase of 9.7% over the fourth quarter of 2017 volume of approximately $16.7 billion.

•	Investment Advisory production volume increased 23.4% to approximately $12.7 billion in the fourth quarter of 2018 from the fourth quarter of 2017 volume of approximately $10.3 billion.

•	Equity Placement production volume was approximately $2.2 billion in the fourth quarter of 2018, a decrease of 39.9% from the fourth quarter of 2017 volume of approximately $3.7 billion.

HFF reports fourth quarter 2018 financial results

•	Loan Sales production volume was approximately $171.8 million for the fourth quarter of 2018, a decrease of 58.6% from the $415.0 million of volume in fourth quarter 2017.

•

The principal balance of the Company’s Loan Servicing portfolio reached $81.2 billion at the end of the fourth quarter of 2018, representing an increase of approximately $11.3 billion, or 16.2%, from $69.8 billion at the end of the fourth quarter of 2017.

Full Year Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Twelve Months Ended December 31,
	2018		2017		Change
By Platform	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$54,463,693	1,555	$51,725,431	1,426	$2,738,262	5.3%	129	9.0%
Investment Advisory	37,386,312	807	34,482,775	768	2,903,537	8.4%	39	5.1%
Equity Placement	7,458,575	182	9,277,333	135	(1,818,758)	-19.6%	47	34.8%
Loan Sales	390,626	43	568,255	29	(177,629)	-31.3%	14	48.3%

Total Transaction Volume	$99,699,206	2,587	$96,053,794	2,358	$3,645,412	3.8%	229	9.7%

Average Transaction Size	$38,539		$40,735		$(2,197)	-5.4%

	Loan Balance	# of Loans	Loan Balance	# of Loans	Loan Balance	% chg.	# of Loans	% chg.
Loan Servicing Portfolio Balance	$81,165,871	3,368	$69,822,689	3,066	$11,343,182	16.2%	302	9.8%

Production volumes for the year ended December 31, 2018 totaled approximately $99.7 billion on 2,587 transactions, representing a 3.8% increase in production volume and a 9.7% increase in the number of transactions when compared to the production volumes of approximately $96.1 billion on 2,358 transactions for the comparable period in 2017. The average transaction size for year ended December 31, 2018 was $38.5 million, which is approximately 5.4% lower than the comparable figure of approximately $40.7 million for year ended December 31, 2017.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 1,074 associates as of December 31, 2018, which represents a net increase of 92, or

HFF reports fourth quarter 2018 financial results

9.4%, over the comparable total of 982 associates as of December 31, 2017. HFF’s total number of capital markets advisors was 392 as of December 31, 2018, which represents a net increase of 21, or 5.7% over the comparable total of 371 capital markets advisors as of December 31, 2017. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 12 of the Company’s 26 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter 2018 financial results on February 21, 2019 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188 (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter the conference ID number 2571057. A replay will become available after 9:00 p.m. Eastern Time on February 21, 2019 and will continue through February 28, 2019, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering the conference ID number 2571057.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on February 21, 2019 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports fourth quarter 2018 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 26 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment advisory, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter 2018 financial results

HFF, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents and restricted cash	$307,278	$276,802
Accounts receivable and prepaids	21,842	19,825
Mortgage notes receivable	351,194	450,821
Property, plant and equipment, net	17,196	17,897
Deferred tax asset, net	41,124	50,874
Intangible assets, net	82,374	67,525
Securities - held to maturity	25,000	—
Other noncurrent assets	12,045	8,461

Total assets	$858,053	$892,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$348,378	$450,255
Accrued compensation, accounts payable and other current liabilities	92,825	81,439
Long-term debt (includes current portion)	3,964	405
Deferred rent credit and other long-term liabilities	12,050	12,700
Payable under the tax receivable agreement	50,290	60,939

Total liabilities	507,507	605,738
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 39,116,745 and 38,579,544 shares outstanding, respectively	391	387
Additional paid in capital	159,636	144,304
Accumulated other comprehensive income, net of taxes	(743)	171
Treasury stock	(1,220)	(4,971)
Retained earnings	192,482	146,576

Total equity	350,546	286,467

Total liabilities and stockholders’ equity	$858,053	$892,205

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among

HFF reports fourth quarter 2018 financial results

other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports fourth quarter 2018 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2018 and 2017:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income	$44,964	$34,239	$115,988	$94,960
Add:
Interest expense	3	4	15	21
Income tax expense	18,369	66,175	37,535	106,768
Depreciation and amortization	6,007	4,739	23,933	17,001
Stock-based compensation (a)	6,293	4,336	25,161	17,385
Valuation of mortgage servicing rights	(11,053)	(11,226)	(34,919)	(33,455)
Increase (decrease) in payable under the tax receivable agreement	—	(38,733)	1,226	(39,212)

Adjusted EBITDA	$64,583	$59,534	$168,939	$163,468

(a)

Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of comprehensive income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2018 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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